Exhibit 99.1

Moxian, Inc. Announces Closing of Public Offering of Common Stock and Uplisting to Nasdaq

SHENZHEN, China, Nov. 14, 2016 /PRNewswire/ -- Moxian, Inc. ("Moxian" or the "Company") (Nasdaq: MOXC), an offline-to-online (O2O) integrated social media platform operator, today announced the completion of a best efforts public offering of 2,501,250 shares of its common stock at a public offering price of $4.00 per share. The gross proceeds to Moxian from the offering are expected to be approximately $10,005,000.00 before deducting placement agents' commissions and other estimated offering expenses. In connection with the offering, the Company's common stock will begin trading on the NASDAQ Capital Market beginning on November 15, 2016 under the symbol "MOXC".

Axiom Capital Management Inc. and Cuttone & Co., Inc. acted as placement agents for the offering.

The securities described above were offered pursuant to a registration statement, which was declared effective by the United States Securities and Exchange Commission ("SEC") on October 4, 2016. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Moxian, Inc.

Founded in 2013 in Shenzhen, China, Moxian, Inc. is an offline-to-online (O2O) integrated platform operator. The Company's "Moxian+" mobile App platform connects Users to Merchant Clients through games, rewards and social events that they enjoy and in return, Users provide valuable information that Merchant Clients can use to effectively promote products and services offered at their brick and mortar stores. More information about the Company can be found at www.moxian.com.

Forward-Looking Statements

This press release may contain information about Moxian's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Moxian encourages you to review other factors that may affect its future results in Moxian's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

At the Company

Nicolas Lin

Phone: +86-186-8870-3556

nicolas.lin@moxiangroup.com

Investor Relations

Tony Tian, CFA

Weitian Group LLC

Phone: +1-732-910-9692

moxc@weitian-ir.com